As filed with the Securities and Exchange Commission on August 17, 2021

Registration No. 333-254755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SNOW LAKE RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Manitoba, Canada	1099	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

242 Hargrave Street, #1700

Winnipeg, Manitoba R3C 0V1 Canada
info@snowlakeresources.com

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

(800)221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq.	Mitchell Nussbaum, Esq.
Bevilacqua PLLC	Norwood P. Beveridge, Esq.
1050 Connecticut Avenue, NW, Suite 500	Loeb & Loeb LLP
Washington, DC 20036	345 Park Avenue
(202) 869-0888	New York, NY 10154
(212) 407-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

    Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares, no par value(2)(3)	$23,000,000	$2,509.30	(4)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes [ ] common shares that may be purchased by the underwriters pursuant to their over-allotment option.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional common shares of the registrant as may be issued or issuable because of share splits, share dividends, share distributions, and similar transactions.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registrant is filing this Amendment No. 3 (the “Amendment No. 3”) to its registration statement on Form F-1 (the “Registration Statement”) (Registration No. 333-254755) for the sole purpose of filing Exhibit 99.4. Accordingly, Amendment No.3 consists solely of the cover page, this explanatory note, Part II of the Registration Statement, the signature page, the Exhibit Index and Exhibit 99.4. The remainder of the Registration Statement is unchanged and therefore has not been included in this Amendment No. 3 filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Under the MCA, we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity which the Company is or was a shareholder or creditor of, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or another entity. The MCA also provides that we may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the MCA unless the individual:

●	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws require us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer of another entity which the Company is or was a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer, except as may be prohibited by the MCA.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Upon our incorporation, we issued 100 common shares to our parent company, Nova, for a total purchase price of C$1.00 (approximately US$0.73).

On November 29, 2018, we closed a private placement financing, pursuant to which we issued 4,000,000 units at a price of C$0.25 (approximately US$0.18) per unit for aggregate gross proceeds of C$1,000,000 (approximately US$734,538). Each unit is comprised of one common share and a warrant for the purchase of one-half of one (1/2) common share at an exercise price of C$0.30 (approximately US$0.22). The warrants may be exercised at any time until the earlier of (i) five years after the date of issuance or (ii) two years from the completion of a liquidity transaction, which is defined as a business combination with a public company pursuant to a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale or exchange of assets or similar transaction, or an initial public offering. We also issued warrants for the purchase of 160,000 common shares to the broker. This warrant has an exercise price of C$0.25 (approximately US$0.18) and may also be exercised at any time until the earlier of (i) five years after the date of issuance or (ii) two years from the completion of a liquidity transaction.

On December 31, 2018, we closed a private placement financing, pursuant to which we issued 714,285 units at a price of C$0.35 (approximately US$0.26) per unit for aggregate gross proceeds of C$250,000 (approximately US$183,634). Each unit is comprised of one common share and a warrant for the purchase of one-half of one (1/2) common share at an exercise price of C$0.45 (approximately US$0.33). The warrants may be exercised at any time until the earlier of (i) five years after the date of issuance or (ii) two years from the completion of a liquidity transaction (as defined above).

On March 8, 2019, we issued 47,999,900 common shares to Nova in connection with our acquisition of all of the common shares of Thompson Bros. See “Corporate History and Structure” for more information regarding this transaction.

On March 15, 2019, we closed a private placement financing, pursuant to which we issued 325,536 units at a price of C$0.35 (approximately US$0.26) per unit for aggregate gross proceeds of C$113,938 (approximately US$83,295). Each unit is comprised of one common share and a warrant for the purchase of one-half of one (1/2) common share at an exercise price of C$0.45 (approximately US$0.33). The warrants may be exercised at any time until March 15, 2021.

March 28, 2019, we issued 1 common share to Nova in relation to the intercompany loan re-assignment described under “Related Party Transactions” above.

On April 12, 2019, we issued 7,550,000 common shares to Progressive Planet and 1,500,000 common shares to Strider Resources in connection with our acquisition of the TBL property. See “Corporate History and Structure” for more information regarding this transaction.

On February 11, 2020, we issued 250 common shares on the exercise of a warrant for proceeds of C$113 (approximately US$83).

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation dated May 25, 2018 and Articles of Incorporation of Snow Lake Resources Ltd. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form F-1 filed on March 26, 2021)
3.2	Certificate of Amendment dated November 9, 2020 and Articles of Amendment of Snow Lake Resources Ltd. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-1 filed on March 26, 2021)
3.3	Form of Articles of Amendment of Snow Lake Resources Ltd.*
3.4	Bylaws of Snow Lake Resources Ltd. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form F-1 filed on March 26, 2021)
4.1	Form of Representative’s Warrant (included in Exhibit 1.1)*
4.2	Form of Warrant relating to November 2018 private placement (incorporated by reference to Exhibit 4.2 to Registration Statement on Form F-1 filed on March 26, 2021)
4.3	Form of Warrant relating to December 2018 private placement (incorporated by reference to Exhibit 4.3 to Registration Statement on Form F-1 filed on March 26, 2021)
4.4	Agent’s Compensation Options issued by Snow Lake Resources Ltd. to Foundation Markets Inc. on November 29, 2018 (incorporated by reference to Exhibit 4.4 to Registration Statement on Form F-1 filed on March 26, 2021)
5.1	Opinion of Thompson Dorfman Sweatman LLP regarding the legality of the common shares*
10.1	Definitive Agreement, dated April 21, 2016, between Strider Resources Limited and Ashburton Ventures Inc. (incorporated by reference to Exhibit 10.1 to Registration Statement on Form F-1 filed on March 26, 2021)
10.2	Option Financing Agreement, dated September 26, 2016, between Ashburton Ventures Inc. and Manitoba Minerals Pty Ltd. (incorporated by reference to Exhibit 10.2 to Registration Statement on Form F-1 filed on March 26, 2021)
10.3	Amending Agreement, dated April 12, 2017, between Ashburton Ventures Inc. and Manitoba Minerals Pty Ltd. (incorporated by reference to Exhibit 10.3 to Registration Statement on Form F-1 filed on March 26, 2021)
10.4	Purchase of the Thompson Project Option Interest Agreement, dated November 14, 2018, between Progressive Planet Solutions Inc. and Snow Lake Resources Limited. (incorporated by reference to Exhibit 10.4 to Registration Statement on Form F-1 filed on March 26, 2021)
10.5	Agreement dated November 15, 2018, among Strider Resources Limited, Progressive Planet Solutions Inc. and Snow Lake Resources Limited. (incorporated by reference to Exhibit 10.5 to Registration Statement on Form F-1 filed on March 26, 2021)
10.6	Sale of Shares Agreement, dated March 8, 2019, among Nova Minerals Ltd, Manitoba Minerals Pty Ltd and Snow Lake Resources Ltd. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form F-1 filed on March 26, 2021)
10.7	Amending Agreement, dated April 1, 2019, among Nova Minerals Ltd., Snow Lake Resources Ltd. and Manitoba Minerals Pty Ltd. (incorporated by reference to Exhibit 10.7 to Registration Statement on Form F-1 filed on March 26, 2021)
10.8	Consulting CEO Agreement dated December 2, 2020 between Snow Lake Resources Ltd. and Philip Gross (incorporated by reference to Exhibit 10.8 to Registration Statement on Form F-1 filed on March 26, 2021)
10.9	Consultant Agreement dated December 2, 2020 between Snow Lake Resources Ltd. and Derek Knight (incorporated by reference to Exhibit 10.9 to Registration Statement on Form F-1 filed on March 26, 2021)
10.10	Consultant Agreement dated January 1, 2019 between Snow Lake Resources Ltd. and Dale Schultz (incorporated by reference to Exhibit 10.10 to Registration Statement on Form F-1 filed on March 26, 2021)
10.11	Consulting Services Agreement dated February 25, 2021 between Snow Lake Resources Ltd. and Fintera Consulting Inc. (incorporated by reference to Exhibit 10.11 to Registration Statement on Form F-1 filed on March 26, 2021)
10.12	Snow Lake Resources Ltd. Stock Option Plan dated May 1, 2019 (incorporated by reference to Exhibit 10.12 to Registration Statement on Form F-1 filed on March 26, 2021)
10.13	Grant Agreement dated October 7, 2020 between MMDF Corporation and the Registrant (incorporated by reference to Exhibit 10.13 to Registration Statement on Form F-1 filed on March 26, 2021)
10.14	Memorandum of Understanding dated March 24, 2021 between Meglab Electronique Inc. and Snow Lake Resources Ltd. (incorporated by reference to Exhibit 10.14 to Registration Statement on Form F-1 filed on March 26, 2021)

10.15	Form of Independent Director Agreement*
10.16	Form of Director Indemnification Agreement*
10.17	Form of Underwriter Lock-Up Agreement*
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to Registration Statement on Form F-1 filed on March 26, 2021)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Registration Statement on Form F-1 filed on March 26, 2021)
23.1	Consent of DeVisser Gray LLP (incorporated by reference to Exhibit 23.1 to Amendment No. 2 to Form F-1 filed on July 30, 2021)
23.2	Consent of Thompson Dorfman Sweatman LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of this registration statement) (incorporated by reference to Exhibit 24.1 to Registration Statement on Form F-1 filed on March 26, 2021)
96.1	Technical Report Summary and Resource Estimate, Thompson Brothers Lithium Project, Snow Lake Area, Herb lake Mining Division, Manitoba, Canada (incorporated by reference to Exhibit 96.1 to Amendment No. 2 to Form F-1 filed on July 30, 2021)
99.1	Audit Committee Charter*
99.2	Compensation Committee Charter*
99.3	Nominating and Corporate Governance Committee Charter*
99.4	Request for Waiver and Representation under Item 8.A.4 of Form 20-F†

†	Filed herewith.
*	To be filed by amendment

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Manitoba, Canada on the 17th day of August of 2021.

SNOW LAKE RESOURCES LTD.

By:	/s/ Philip Gross
Name:	Philip Gross
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Gross Philip Gross	Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2021
/s/ Philip Gross* Mario Miranda	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2021
/s/ Philip Gross* Louie Simens	Chairman of the Board	August 17, 2021

/s/ Philip Gross* Dale Schultz	Chief Operating Officer and Director	August 17, 2021

/s/ Philip Gross*	Director	August 17, 2021
Nachum Labkowski

*	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Snow Lake Resources Ltd. has signed this registration statement or amendment thereto in New York on August 17, 2021.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Ms. Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.